Exhibit 4.10


                          JOHNSON WORLDWIDE ASSOCIATES
                                1326 Willow Road
                           Sturtevant, Wisconsin 53177

                        FIRST AMENDMENT TO NOTE AGREEMENT


                          Dated as of January 10, 2000


                Re: Note Agreement dated as of September 15, 1997
                                       and
                         $25,000,000 7.15% Senior Notes
                              Due October 15, 2007



The Northwestern Mutual Life
  Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

          Reference is made to the Note Agreement dated as of September 15, 1997, (the "Note Agreement") between Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), and you, under and pursuant to which $25,000,000 aggregate principal amount of 7.15% Senior Notes, due October 15, 2007, of the Company were originally issued. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Agreement.

          The Company hereby requests that you accept each of the amendments set forth below in the manner herein provided:

                                   ARTICLE 1

                          AMENDMENTS TO NOTE AGREEMENT

          Section 1.1. Section 2.1(b) of the Note Agreement is hereby amended by restating the second paragraph thereof as follows:

          "In the event the Company shall prepay less than all of the Notes pursuant to Section 2.2 or repurchase any Notes in accordance with Section 5.12, the principal amount of each required prepayment of the Notes becoming due under
Section 2.1(a) on and after the date of such prepayment or purchase shall be reduced by crediting such prepayments first, against the amount due at the final maturity of the Notes being prepaid then, against the prepayments required by
Section 2.1(a) in the inverse order of the due dates of such prepayments."

          Section 1.2. Section 2 of the Note Agreement is hereby amended by adding two new sections 2.7 and 2.8 thereto, reading in their entirety as follows:

          Section 2.7. Application of Proceeds of Designated Sale; Partial Prepayment of Notes. The Company expects to receive net cash proceeds of approximately $34,500,000 from the Designated Sale. Upon closing of the Designated Sale, (i) such proceeds in an amount not less than $18,500,000 will be applied to the repayment of current debt and proceeds in the amount of $16,000,000 will be applied to the prepayment of long-term debt (including the Notes) and (ii) the Company will pay $6,200,000 to the holders of the Notes as a partial prepayment on the Notes, together with accrued interest to the date of prepayment, but without any Make-Whole Amount.

          Section 2.8. Prepayment of Notes Upon Failure to Close Designated Sale. In the event that for any reason the Designated Sale does not occur, the Company will give written notice of such fact (the "Company Notice") in the manner provided in Section 9.6 to the holders of the Notes. The Company Notice shall be delivered promptly after the Company determines that the Designated Sale will not close and in any event no later than May 2, 2000. The Company Notice shall (a) make reference to the fact that the Designated Sale has not closed, (b) make reference to this
          Section 2.8 and the right of the holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this Section 2.8, (c) offer in writing to prepay the outstanding Notes held by each holder of the
          Notes, together with accrued interest to the date of prepayment and an amount equal to the then applicable Make-Whole Amount and (d) specify the date for such prepayment (the "Prepayment Date"), which shall be no later than June 30, 2000. Each holder of outstanding Notes shall have the right, by written notice given to the Company not later than ten days after receipt of the Company Notice, to demand that the Company prepay, and the Company will prepay, all (but not less than all) of the Notes then held by such holder on the Prepayment Date. The prepayment price of any Notes payable upon Prepayment Date shall be an amount equal to 100% of the principal amount of the Notes so to be prepaid and accrued interest thereon to the Prepayment Date, together with an amount equal to the then applicable Make-Whole Amount, determined as of three business days prior to the Prepayment Date.



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


          Section 1.3. Section 5.6(e) of the Note Agreement is hereby amended by the addition of a new sentence to the definition of "Average Outstanding Balance of Consolidated Current Debt" which shall read as follows:

          "For purposes of calculation of the Average Outstanding Balance of Consolidated Current Debt for the Compliance Period ending October 1, 1999, Consolidated Current Debt shall be reduced by the amount of $18,500,000."

          Section 1.4. Section 5.8 of the Note Agreements is hereby amended by the addition thereto of a new Section 5.8(e) as follows:

                    (e)  Notwithstanding  any other  provision of this
          Section 5.8, (i) the Company or any Subsidiary engaged in the recreational fishing business of the Company ("Fishing Subsidiary") may sell, transfer or otherwise dispose of all or part of the stock or assets of the recreational fishing business of the Company or such Fishing Subsidiary and (ii) any Fishing Subsidiary may consolidate or merge with any other corporation in connection with the Designated Sale. The sale of stock or assets permitted by this Section 5.8(e) shall not be taken into account for purposes of calculating the limitations on permitted sales of assets and stock set forth in Section 5.8(b)(1) and the proviso at the end of
          Section 5.8(c).

          Section 1.5. Section 5.9 is hereby amended in its entirety as follows:

                    "Section 5.9. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than the sum of (a) $90,000,000 plus
          (b) an aggregate amount equal to 25% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal year beginning with the fiscal year ending September 29, 2000; provided that Charges for Identified Dispositions shall not be taken into account for purposes of determining the amount of Consolidated Net Worth maintained by the Company for purposes of calculations pursuant to this Section 5.9."

          Section 1.6. Section 8.1 is hereby amended to add the following defined term:

                    "Designated Sale" shall mean the sale by the Company of all or part of the recreational fishing business of the Company to Berkley, Inc. for net cash proceeds of approximately $34,500,000 expected to be consummated prior to April 30, 2000.

          Section 1.7. Section 8.1 is hereby amended to add the following at the end of the definition of "Net Income Available for Fixed Charges":

                    ", and plus (v) (to the extent taken into account in determining Consolidated Net Income for any fiscal quarter ending on or after December 31, 1999) an amount equal to the charge taken during



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


          the fiscal quarter ended December 31, 1999 in respect of the book loss of up to $24,000,000 incurred in connection with the proposed disposition of the Company's recreational fishing business included in the Designated Sale"

                                   ARTICLE 2

                         WARRANTIES AND REPRESENTATIONS

          The Company represents and warrants that as of the Closing Date:

          Section  2.1.   First   Amendment  to  Note  Agreement  is  Legal  and
Authorized.

          (a)  The  execution  and  delivery  of the  First  Amendment  to  Note
Agreement by the Company and compliance by the Company with all of the provisions of the Note Agreement, as amended by the First Amendment to Note Agreement --

                    (i)   is within the corporate powers of the Company; and

                    (ii) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company.

          (b) The execution and delivery of the First Amendment to Note Agreement has been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise); and the First Amendment to Note Agreement has been executed and delivered by the Company and the Note Agreement, as amended by the First Amendment to Note Agreement, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its terms.

          Section 2.2. No Defaults. Upon effectiveness of this First Amendment to Note Agreement no Default or Event of Default will exist or be continuing.

                                   ARTICLE 3

                              CONDITIONS PRECEDENT

          This First Amendment to Note Agreement shall be effective as of January 10, 2000 upon satisfaction of the conditions precedent set forth below. The closing date for this First Amendment to Note Agreement (the "Closing Date") shall be subject to the fulfillment by the Company of the following conditions precedent:



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


          Section 3.1. Payment of Special Counsel Fees. The Company shall have paid the reasonable fees and disbursements of your special counsel for which the Company shall have received an invoice at least one business day prior to the Closing Date.

          Section 3.2. Fee to Noteholder. The Company shall have paid to you a fee of 37.5 basis points ($93,750) on the principal amount of the Notes outstanding as of January 10, 2000.

          Section 3.3. Opinion. Foley & Lardner shall have delivered to you their favorable opinion in a form reasonably satisfactory to you with respect to the due authorization, execution and delivery and enforceability of this First Amendment to Note Agreement.

          Section 3.4. Other Amendment. The Fourth Amendment to Note Agreements dated as of October 1, 1995 shall have been executed and delivered in substantially the same form as this First Amendment to Note Agreement.

                                   ARTICLE 4

                                  MISCELLANEOUS

          Section 4.1. Ratification of Note Agreement. Except as herein expressly amended, the Note Agreement is in all respects ratified and confirmed. If and to the extent that any of the terms or provisions of the Note Agreement is in conflict or inconsistent with any of the terms or provisions of this First Amendment to Note Agreement, this First Amendment to Note Agreement shall govern.

          Section 4.2. Counterparts. This First Amendment to Note Agreement may be simultaneously executed in any number of counterparts, and all such counterparts together, each as an original, shall constitute but one and the same instrument.

          Section 4.3. Reference to the Note Agreement. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Note Agreement or the Note Agreement dated as of September 15, 1997, without making specific reference to this First Amendment to Note Agreement, but all such references shall be deemed to include this First Amendment to Note Agreement.

          Section 4.4. Governing Law. The Note Agreement as amended by this First Amendment to Note Agreement and the Notes shall be governed by and construed in accordance with Wisconsin law, including all matters of construction, validity and performance.

          Section 4.5. Successors and Assigns. This First Amendment to Note Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.




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


          IN WITNESS WHEREOF, the Company has executed this First Amendment to Note Agreement as of the day and year first above written.

                                             JOHNSON WORLDWIDE ASSOCIATES, INC.



                                             By:  /s/  Carl G. Schmidt
                                                --------------------------------
                                                Name:  Carl G. Schmidt
                                                Title: Senior Vice President and
                                                       Chief Financial Officer,
                                                       Secretary and Treasurer




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


          This First Amendment to Note Agreement is accepted and agreed to as of the day and year first above written.

                                         THE NORTHWESTERN MUTUAL LIFE
                                           INSURANCE COMPANY



                                         By:  /s/  Jeffrey J. Lueken
                                            ------------------------------------
                                            Name:  Jeffrey J. Lueken
                                            Title: Its Authorized Representative



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